Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of March 31, 2011

Wessex House, 5th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John C.R. Hele
Executive Vice President and Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2011 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 25, 2011 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2011 first quarter was $19.3 million, or $0.41 per share, compared to $210.5 million, or $3.79 per share, for the 2010 first quarter. The Company also reported after-tax operating income available to common shareholders of $7.9 million, or $0.17 per share, for the 2011 first quarter, compared to $98.7 million, or $1.78 per share, for the 2010 first quarter. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share was $91.02 at March 31, 2011, a 1.2% increase from $89.98 per share at December 31, 2010. The Company’s after-tax operating income available to common shareholders represented a 0.8% annualized return on average common equity for the 2011 first quarter, compared to 9.8% for the 2010 first quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s 2011 first quarter results included losses for current year catastrophic events of $178.7 million, net of reinsurance and reinstatement premiums, compared to $58.1 million in the 2010 first quarter. The 2011 first quarter amounts recorded for current year catastrophic events, on both a gross and net basis, are detailed in the table below:

	Before Ceded	After Ceded
(U.S. dollars in thousands)	Reinsurance	Reinsurance

Japanese Earthquake and Tsunami:
Property losses	$86,094	$63,056
Marine and personal accident losses	16,199	16,199
Total	102,293	79,255
New Zealand Earthquake	85,846	64,940
Australian Floods / Cyclone Yasi	43,847	32,896
Other	1,652	1,652
Total	$233,638	$178,743

The Company’s estimates for these catastrophic events are based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of in-force contracts. The Company’s actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of available information, the unprecedented nature and scale of the Japanese earthquake and tsunami event, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In particular, the models used for risks affecting Japan are relatively untested by actual experience and may be subject to even greater variability. In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

The following table summarizes the Company’s underwriting results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2011	2010

Gross premiums written	$964,566	$953,687
Net premiums written	764,278	767,754
Net premiums earned	633,695	669,917
Underwriting income (loss)	(63,518)	23,918

Combined ratio	110.0%	96.4%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2011	2010

After-tax operating income available to common shareholders	$7,859	$98,731
Net realized gains, net of tax	21,585	45,503
Net impairment losses recognized in earnings, net of tax	(2,680)	(1,606)
Equity in net income of investment funds accounted for using the equity method, net of tax	29,673	29,050
Net foreign exchange (losses) gains, net of tax	(37,142)	38,855
Net income available to common shareholders	$19,295	$210,533

Diluted per common share results:
After-tax operating income available to common shareholders	$0.17	$1.78
Net realized gains, net of tax	0.46	0.82
Net impairment losses recognized in earnings, net of tax	(0.06)	(0.03)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.63	0.52
Net foreign exchange (losses) gains, net of tax	(0.79)	0.70
Net income available to common shareholders	$0.41	$3.79

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2011 first quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 77.9% and an underwriting expense ratio of 32.1%, compared to a loss ratio of 63.9% and an underwriting expense ratio of 32.5% for the 2010 first quarter.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through March 31, 2011. As actual loss information has been reported, the Company has developed its own loss experience and its reserving methods include other actuarial techniques. Over time, such techniques have been given further weight in its reserving process based on the continuing maturation of the Company’s reserves. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA+.” The average effective duration of the investment portfolio was 2.73 years at March 31, 2011, compared to 2.83 years at December 31, 2010. Including the effects of foreign exchange, total return on the Company’s investment portfolio, calculated on a pre-tax basis and before investment expenses, was approximately 1.50% for the 2011 first quarter, compared to 1.58% for the 2010 first quarter. Excluding the effects of foreign exchange, total return was 1.14% for the 2011 first quarter, compared to 1.98% for the 2010 first quarter.

Net investment income for the 2011 first quarter was $88.3 million, or $1.89 per share, compared to $93.0 million, or $1.67 per share, for the 2010 first quarter. The comparability of net investment income between the 2011 first quarter and 2010 first quarter was influenced by the Company’s share repurchase program described below. In addition, net investment income for the 2011 first quarter included an initial dividend of $5.5 million received on an investment fund included in other investments. Approximately $4.0 million of such distribution is not expected to recur as the fund moves to monthly distributions. The pre-tax investment income yield, adjusted to normalize the dividend income item, was 3.06% for the 2011 first quarter, compared to 3.24% for the 2010 fourth quarter and 3.41% for the 2010 first quarter. The decline in yields reflects lower reinvestment yields and an increased allocation to equities. Consolidated cash flow provided by operating activities for the 2011 first quarter was $224.6 million, compared to $184.6 million for the 2010 first quarter. The increase in operating cash flows in the 2011 first quarter was primarily due to the timing of dividend receipts on other investments and the timing of certain expense payments.

During 2006, the Company invested $50 million in Aeolus LP, which operates as an unrated reinsurance platform that provides collateralized property catastrophe protection to insurers and reinsurers on both an ultimate net loss and industry loss warranty basis. This investment is accounted for using the equity method on a quarter lag basis (based on the availability of their financial statements) with changes in the carrying value recorded in “other income.” As of March 31, 2011, the carrying value of this investment, after taking into account the $57 million in cash distributions received through March 31, 2011, was approximately $54 million, with no unfunded capital commitments. Based upon information currently available to the Company as to the 2011 first quarter catastrophic events, the Company estimates that it will record in its second quarter results a loss in the range of $9 to $12 million with respect to this investment. However, actual losses may vary materially from the estimates due to the inherent uncertainties in making estimates for catastrophic events, as discussed above.

For the 2011 first quarter, the Company’s effective tax rate on income before income taxes was (1.5%), compared to 3.0% for the 2010 first quarter. For the 2011 first quarter, the Company’s effective tax rates on pre-tax operating income was 2.0%, compared to 4.3% for the 2010 first quarter. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2011 will be in the range of 1% to 3%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $2.5 million of federal excise taxes for the 2011 first quarter, compared to $3.0 million for the 2010 first quarter. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net foreign exchange losses for the 2011 first quarter were $36.9 million (net unrealized losses of $37.0 million and net realized gains of $0.1 million), compared to net foreign exchange gains for the 2010 first quarter of $38.6 million (net unrealized gains of $37.9 million and net realized gains of $0.7 million). The 2011 first quarter net foreign exchange losses primarily resulted from the weakening of the U.S. Dollar against the Euro, British Pound Sterling and other major foreign currencies during the period.

Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Historically, the Company has held investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company may not match a portion of its projected liabilities in foreign currencies with investments in the same currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

During the 2011 first quarter, the Company repurchased 2.7 million common shares for an aggregate purchase price of $237.2 million under its share repurchase program. Since the inception of the share repurchase program through March 31, 2011, ACGL has repurchased 34.4 million common shares for an aggregate purchase price of $2.51 billion. At March 31, 2011, $992.4 million of repurchases were available under the share repurchase program.

At March 31, 2011, the Company’s capital of $4.73 billion consisted of $300.0 million of senior notes, representing 6.3% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.1% of the total, $325.0 million of preferred shares, representing 6.9% of the total, and common shareholders’ equity of $4.00 billion, representing the balance. At December 31, 2010, the Company’s capital of $4.91 billion consisted of $300.0 million of senior notes, representing 6.1% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.0% of the total, $325.0 million of preferred shares, representing 6.6% of the total, and common shareholders’ equity of $4.2 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, April 26, 2011. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on April 26 at 2:00 p.m. Eastern Time until May 3, 2011 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 92669288), and international callers should dial 617-801-6888 (passcode 92669288).

Please refer to the Company’s Financial Supplement dated March 31, 2011, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.73 billion in capital at March 31, 2011, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through March 31, 2011;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the market value of the Company’s investments;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates or underwrites business;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses included in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

BOOK VALUE PER COMMON SHARE

	March 31,	December 31,
(U.S. dollars in thousands, except share data)	2011	2010

Calculation of book value per common share:
Total shareholders’ equity	$4,325,535	$4,513,003
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$4,000,535	$4,188,003
Common shares outstanding, net of treasury shares (1)	43,950,213	46,544,075
Book value per common share	$91.02	$89.98

(1)        Excludes the effects of 3,980,104 and 4,083,856 stock options and 172,646 and 173,178 restricted stock units outstanding at March 31, 2011 and December 31, 2010, respectively.

SHARE REPURCHASE ACTIVITY

	Three Months Ended		Cumulative
	March 31,		March 31,
(U.S. dollars in thousands, except share data)	2011	2010	2011

Effect of share repurchases:
Aggregate cost of shares repurchased	$237,173	$181,272	$2,507,644
Shares repurchased	2,687,461	2,529,913	34,406,795
Average price per share repurchased	$88.25	$71.65	$72.88
Estimated net (dilutive) accretive impact on diluted earnings per share (1)	$(0.17)	$0.36
Estimated net accretive impact on ending book value per common share (2)			$7.96

(1)

The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) after-tax operating income per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The estimated impact of cumulative share repurchases on diluted earnings per share was dilutive in the 2011 first quarter and accretive in the 2010 first quarter.

(2)

As the cumulative average price per share of shares repurchased through March 31, 2011 was lower than the ending book value per common share, the repurchase of shares increased ending book value per common share.

INVESTMENT INFORMATION

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2011	2010

Components of net investment income:
Fixed maturities	$85,144	$97,661
Equity securities	1,547	210
Short-term investments	678	230
Other (1)	7,054	275
Gross investment income	94,423	98,376
Investment expenses	(6,116)	(5,404)
Net investment income	$88,307	$92,972
Per share	$1.89	$1.67

Investment income yield, at amortized cost (2):
Pre-tax	3.06%	3.41%
After-tax	2.94%	3.30%

Cash flow from operations	$224,580	$184,623

(1)	The 2011 first quarter amount includes an initial dividend of $5.5 million received on an investment fund.
(2)

Investment income yield calculations exclude the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

	March 31,	December 31,
(U.S. dollars in thousands)	2011	2010

Investable assets:
Fixed maturities available for sale, at market value	$9,033,408	$9,082,828
Fixed maturities pledged under securities lending agreements, at market value (1)	161,888	75,575
Total fixed maturities	9,195,296	9,158,403
Short-term investments available for sale, at market value	1,130,142	915,841
Short-term investments pledged under securities lending agreements, at market value (1)	36,530	—
Cash	406,877	362,740
TALF investments, at market value (2)	400,970	402,449
Equity securities available for sale, at market value	419,893	363,255
Other investments:
Fixed income investment funds	335,293	266,267
Other	50,834	83,005
Investment funds accounted for using the equity method (3)	395,258	434,600
Securities transactions entered into but not settled at the balance sheet date	(516,682)	(144,047)
Total investable assets (1)	$11,854,411	$11,842,513

Investment portfolio statistics (1):
Average effective duration (in years)	2.73	2.83
Average credit quality	AA+	AA+
Imbedded book yield (before investment expenses)	3.36%	3.52%

(1)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at market value.
(2)

The Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) provides secured financing for certain asset-backed securities and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(3)

Changes in the carrying value of investments accounted for using the equity method are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity.

SELECTED INFORMATION ON LOSSES AND LOSS ADJUSTMENT EXPENSES

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2011	2010

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$338,250	$336,662
Increase in unpaid losses and loss adjustment expenses	155,630	91,389
Total losses and loss adjustment expenses	$493,880	$428,051

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(15,552)	$6,406
Reinsurance	(42,889)	(36,097)
Total	$(58,441)	$(29,691)

Impact on losses and loss adjustment expenses:
Insurance	$(15,369)	$3,830
Reinsurance	(43,357)	(36,504)
Total	$(58,726)	$(32,674)

Impact on acquisition expenses:
Insurance	$(183)	$2,576
Reinsurance	468	407
Total	$285	$2,983

Impact on combined ratio:
Insurance	(3.8)%	1.5%
Reinsurance	(19.0)%	(15.0)%
Total	(9.2)%	(4.4)%

Impact on loss ratio:
Insurance	(3.8)%	0.9%
Reinsurance	(19.2)%	(15.2)%
Total	(9.3)%	(4.9)%

Impact on acquisition expense ratio:
Insurance	0.0%	0.6%
Reinsurance	0.2%	0.2%
Total	0.1%	0.5%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$41,206	$23,962
Reinsurance	137,537	34,133
Total	$178,743	$58,095

Impact on combined ratio:
Insurance	10.1%	5.6%
Reinsurance	60.8%	14.2%
Total	28.2%	8.7%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

SEGMENT INFORMATION — QUARTERLY RESULTS

For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated March 31, 2011 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

INSURANCE SEGMENT

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2011	2010

Gross premiums written	$634,583	$633,576
Net premiums written	449,291	452,924
Net premiums earned	407,591	429,477
Underwriting loss	(25,506)	(29,932)

Loss ratio	73.0%	72.6%
Acquisition expense ratio	14.9%	15.5%
Other operating expense ratio	18.3%	18.8%
Combined ratio	106.2%	106.9%

Catastrophic activity and prior year development:
Current accident year catastrophic events	10.1%	5.6%
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(3.8)%	1.5%
Combined ratio excluding such items	99.9%	99.8%

Gross premiums written by the insurance segment in the 2011 first quarter were 0.2% higher than in the 2010 first quarter with increases in casualty lines, professional liability and alternative markets business substantially offset by reductions in commercial aviation and executive assurance lines of business. The higher level in casualty lines primarily reflected new business written in national accounts casualty and in new casualty business written by the insurance segment’s Canadian operations. In addition, growth in alternative markets business (included in “other”) reflected new business and growth in existing accounts. The reduction in commercial aviation business resulted from a strategic decision to exit the business while the changes in professional liability and executive assurance business were primarily due to market conditions. Net premiums written were 0.8% lower than in the 2010 first quarter and also reflect changes in the mix of business, reinstatement premiums and the impact of changes in reinsurance structure. Net premiums earned by the insurance segment in the 2011 first quarter were 5.1% lower than in the 2010 first quarter, and reflect changes in net premiums written over the previous five quarters.

The 2011 first quarter loss ratio reflected 10.1 points for current year catastrophic event activity, including 6.1 points recorded for the Japanese earthquake and tsunami, 3.1 points related to the New Zealand earthquake and 0.9 points related to the Australian floods, while the 2010 first quarter included 5.6 points of catastrophic activity, primarily from the Chilean earthquake. Estimated net favorable development, before related adjustments, reduced the loss ratio by 3.8 points in the 2011 first quarter, compared to 0.9 points in the 2010 first quarter. The estimated net favorable development in the 2011 first quarter primarily resulted from better than expected claims emergence in property and other short-tail lines.

The underwriting expense ratio was 33.2% in the 2011 first quarter, compared to 34.3% in the 2010 first quarter. The acquisition expense ratio was 14.9% in the 2011 first quarter, compared to 15.5% in the 2010 first quarter. The 2011 first quarter acquisition expense ratio included 0.2 points of contingent commission expense, compared to 1.1 points in the 2010 first quarter. The operating expense ratio was 18.3% in the 2011 first quarter, compared to 18.8% in the 2010 first quarter. The 2011 first quarter operating expense ratio reflected the lower level of net premiums earned than in the 2010 first quarter, while the 2010 first quarter ratio included certain expense items that did not recur in the 2011 first quarter.

REINSURANCE SEGMENT

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2011	2010

Gross premiums written	$331,013	$323,477
Net premiums written	314,987	314,830
Net premiums earned	226,104	240,440
Underwriting income (loss)	(38,012)	53,850

Loss ratio	86.8%	48.3%
Acquisition expense ratio	20.9%	20.9%
Other operating expense ratio	9.1%	8.5%
Combined ratio	116.8%	77.7%

Catastrophic activity and prior year development:
Current accident year catastrophic events	60.8%	14.2%
Net favorable development in prior year loss reserves, net of related adjustments	(19.0)%	(15.0)%
Combined ratio excluding such items	75.0%	78.5%

Gross premiums written by the reinsurance segment in the 2011 first quarter were 2.3% higher than in the 2010 first quarter, primarily due to new business and share increases in other specialty, casualty and facultative property lines, partially offset by a lower level of property catastrophe and other property business. The lower level of property catastrophe business was primarily due to a two year treaty of $18.2 million written in the 2010 first quarter with no corresponding premium in the 2011 first quarter, while the lower level of other property business resulted from share decreases and market conditions. Net premiums written by the reinsurance segment in the 2011 first quarter were substantially unchanged from the 2010 first quarter and net premiums earned in the 2011 first quarter were 6.0% lower than in the 2010 first quarter, reflecting changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2011 first quarter loss ratio reflected 60.8 points for current year catastrophic event activity, including 24.0 points recorded for the Japanese earthquake and tsunami, 23.1 points related to the New Zealand earthquake and 13.0 points related to the Australian floods, while the 2010 first quarter included 14.2 points of catastrophic activity, primarily from the Chilean earthquake. Estimated net favorable development, before related adjustments, reduced the loss ratio by 19.2 points in the 2011 first quarter, compared to 15.2 points in the 2010 first quarter. The estimated net favorable development in the 2011 first quarter included better than expected claims emergence from property catastrophe business and from casualty business from the 2002 to 2005 underwriting years. The 2011 first quarter included a higher level of shorter-tail premiums earned and an increase in the percentage of premiums earned from excess of loss contracts than in the 2010 first quarter. Generally, short-tail and excess of loss contracts are written at lower loss ratios.

The underwriting expense ratio was 30.0% in the 2011 first quarter, compared to 29.4% in the 2010 first quarter. The acquisition expense ratio for the 2011 first quarter was 20.9%, compared to 20.9% for the 2010 first quarter. The comparison of the 2011 first quarter and 2010 first quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The operating expense ratio was 9.1% in the 2011 first quarter, compared to 8.5% in the 2010 first quarter. The higher other operating expense ratio in the 2011 first quarter was primarily due to the lower level of net premiums earned and changes in the mix of business.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2011	2010
Revenues
Net premiums written	$764,278	$767,754
Change in unearned premiums	(130,583)	(97,837)
Net premiums earned	633,695	669,917
Net investment income	88,307	92,972
Net realized gains	20,695	47,782

Other-than-temporary impairment losses	(3,258)	(2,336)
Less investment impairments recognized in other comprehensive income, before taxes	578	730
Net impairment losses recognized in earnings	(2,680)	(1,606)

Fee income	815	794
Equity in net income of investment funds accounted for using the equity method	29,673	29,050
Other income	4,567	5,978
Total revenues	775,072	844,887

Expenses
Losses and loss adjustment expenses	493,880	428,051
Acquisition expenses	108,754	117,624
Other operating expenses	102,420	106,806
Interest expense	7,721	7,260
Net foreign exchange losses (gains)	36,912	(38,601)
Total expenses	749,687	621,140

Income before income taxes	25,385	223,747

Income tax (benefit) expense	(371)	6,753

Net Income	25,756	216,994

Preferred dividends	6,461	6,461

Net income available to common shareholders	$19,295	$210,533

Net income per common share
Basic	$0.43	$3.97
Diluted	$0.41	$3.79

Weighted average common shares and common share equivalents outstanding
Basic	44,499,747	53,039,026
Diluted	46,820,172	55,513,827

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	March 31,	December 31,
	2011	2010
Assets
Investments:
Fixed maturities available for sale, at market value (amortized cost: $8,842,786 and $8,896,957)	$9,033,408	$9,082,828
Short-term investments available for sale, at market value (amortized cost: $1,124,397 and $913,488)	1,130,142	915,841
Investment of funds received under securities lending agreements, at market value (amortized cost: $9,547 and $69,682)	9,951	69,660
TALF investments, at market value (amortized cost: $386,068 and $389,200)	400,970	402,449
Equity securities available for sale, at market value (cost: $393,645 and $346,019)	419,893	363,255
Other investments (cost: $362,020 and $326,324)	386,127	349,272
Investment funds accounted for using the equity method	395,258	434,600
Total investments	11,775,749	11,617,905

Cash	406,877	362,740
Accrued investment income	69,057	74,837
Investment in joint venture (cost: $100,000)	105,495	105,698
Fixed maturities and short-term investments pledged under securities lending agreements, at market value	198,418	75,575
Securities purchased under agreements to resell using funds received under securities lending agreements	185,176	—
Premiums receivable	633,144	503,434
Unpaid losses and loss adjustment expenses recoverable	1,720,677	1,703,201
Paid losses and loss adjustment expenses recoverable	51,453	60,784
Prepaid reinsurance premiums	259,624	263,448
Deferred acquisition costs, net	302,271	277,861
Receivable for securities sold	749,708	56,145
Other assets	734,317	669,164
Total Assets	$17,191,966	$15,770,792

Liabilities
Reserve for losses and loss adjustment expenses	$8,319,324	$8,098,454
Unearned premiums	1,504,162	1,370,075
Reinsurance balances payable	131,512	132,452
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at market value (par: $322,514 and $326,219)	322,222	325,770
Securities lending payable	203,925	78,021
Payable for securities purchased	1,266,390	200,192
Other liabilities	718,896	652,825
Total Liabilities	12,866,431	11,257,789

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares - Series A and B	325,000	325,000
Common shares ($0.01 par, shares issued: 53,454,505 and 53,357,872)	535	534
Additional paid-in capital	120,109	110,325
Retained earnings	4,441,848	4,422,553
Accumulated other comprehensive income, net of deferred income tax	225,405	204,503
Common shares held in treasury, at cost (shares: 9,504,292 and 6,813,797)	(787,362)	(549,912)
Total Shareholders’ Equity	4,325,535	4,513,003
Total Liabilities and Shareholders’ Equity	$17,191,966	$15,770,792